EXHIBIT 4.4

DATED	[●]

MAGIC PONY TECHNOLOGY LIMITED

and

[●]

OPTION DEED

THIS DEED is made the [●]

BETWEEN:

(1)	MAGIC PONY TECHNOLOGY LIMITED (registered number 09356191) whose registered address is at 38 Gratton Road, Flat 2, London, W14 0JX (the “Company”); and

(2)	[●] of [●] (the “Option Holder”).

INTRODUCTION

(A)	The Option Holder is a Service Provider.

(B)	The Company has agreed to grant to the Option Holder as at the date of this Option Deed the Option to acquire Shares on the terms set out in this Option Deed.

(C)	The Company will satisfy the exercise of the Option by procuring the transfer of Shares from existing shareholders or by issuing new Shares.

AGREED TERMS

1.	Interpretation and Construction

1.1	Definitions

In this Option Deed, unless the context requires otherwise the following words and expressions are defined or otherwise explained by the provisions indicated:

“Acquiring Company”	any company which has obtained Control of the Company in accordance with any of the provisions of clause 8;

“Bad Leaver”	any Service Provider of the Company that ceases to be a Service Provider of the Company or any of its subsidiaries and is not a Good Leaver;

“Companies Act”	the Companies Act 2006;

“Company”	Magic Pony Technology Limited (registered number 09356191) whose registered address is at 38 Gratton Road, Flat 2, London, W14 0JX;

“Compromise”	the meaning given by clause 8.5;

“Control”	the meaning given by section 995 of the Tax Act;

“Date of Grant”	the date on which this Option Deed is executed by the parties;

“Directors”	the board of directors of the Company or a duly authorised committee thereof;

“Employer’s NICs”	secondary Class 1 national insurance contributions;

“Good Leaver”	any Service Provider of the Company that ceases to be a Service Provider of the Company or any of its subsidiaries by reason of injury, disability or early retirement with the agreement of the Company or in any other circumstance where the Directors, in their discretion, determine the Service Provider to be a Good Leaver;

“Group” and “Group Company”	“group”, in relation to a Parent Company, means that company and its subsidiaries and “Group Company” shall be construed accordingly;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Market Value”	shall be determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;

“Notice of Exercise”	a notice of exercise in accordance with the form set out in Schedule 2 of this Option Deed or such other form as may be prescribed or required by the Directors from time to time;

“Option”	a right to acquire Shares;

“Option Holder”	a Service Provider who has been granted the Option (or his legal personal representatives where the circumstances permit);

“Option Price”	the price per Share determined by the Directors as set out in clause 2.1;

“Parent Company”	a company that has one or more 51% subsidiaries;

“Personal Representatives”	in relation to the Option Holder, the Option Holder’s legal personal representatives (being either the executors of his will to whom a valid grant of probate has been made or the duly appointed administrators of his estate) who in either case have provided the Directors with satisfactory evidence of their appointment;

“Qualifying Exchange”	an exchange of Shares in accordance with clause 9.3;

“Relevant Company”	the company (being either the Company or any Group Company) which incurs a Tax Liability as set out in clause 6.4;

“Replacement Option”	an Option granted in accordance with clause 9;

“Sale of the Business”	any transfer (whether through a single transaction or a series of transactions) of all or substantially all of the assets or undertaking of the Group (including goodwill) to any person (or persons connected with each other or act in concert with each other);

“Section 431 Election”	an election in accordance with Section 431 of ITEPA being in such form as HM Revenue & Customs may determine from time to time;

“Service Provider”	a consultant or non-executive director to the Company or Group Company;

“Share”	ordinary shares in the capital of the Company;

“Tax Act”	the Income Tax Act 2007;

“Tax Liability”

a liability to account for the Option Holder’s tax, national insurance, social security or other levies in respect of the Option (whether by reason of grant, exercise, or otherwise), including for the avoidance of doubt and without limitation any liability arising after the termination of the Option Holder’s position for whatever reason and which:

(a)         may arise or be incurred in any jurisdiction whatsoever and,

(b)         by the law of the same jurisdiction may or shall be recovered from the person  entitled to the Option.

including, for the avoidance of doubt, any Employer’s NIC;

“Unvested”	such number or the proportion of the Shares subject to the Option that are not Vested;

“Vested”	such number or the proportion of the Shares subject to the Option that shall become vested according to the Vesting Schedule and “Vest” shall be construed accordingly; and

“Vesting Schedule”	the schedule set out in Schedule 1 to this Option Deed.

1.2	Construction

Words or expressions used herein shall where appropriate:

(a)	when denoting the masculine gender include the feminine and vice-versa;

(b)	when denoting the singular include the plural and vice versa;

(c)	when referring to any enactment be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any regulations made thereunder;

(d)	when a period of time is specified and starts from a given day or the day of an act or event, be calculated exclusive of that day; and

(e)	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any clause;

2.	Grant of Option

2.1	General

The Company hereby grants to the Option Holder the Option to acquire up to [●] Shares in the Company at a price per share of £[●] (the “Option Price”) on the terms of this Option Deed.

3.	Share Capital

3.1	Availability of Shares

The Company shall at all times keep available sufficient Shares to satisfy the exercise to the full extent possible of the Option taking account of any other obligations of the Company to provide shares of the same class as Shares.

4.	Non-Transferable

Save as provided in clause 5.4, the Option and any right thereunder shall not be capable of being transferred, assigned or charged in any manner whatsoever. Upon any such purported transfer, assignment, or charge the Option shall immediately lapse and cease to be exercisable.

5.	Rights to Exercise the Option

5.1	General

Subject to clauses 5.2, 5.3, 5.4 and 8 below the Option:

(a)	shall not be exercisable before it has Vested in accordance with the Vesting Schedule as set out in the Schedule 1; and

(b)	the Option may thereafter be exercised in whole or in part at any time, subject to the provisions of this Option Deed;

(c)	shall not be exercised later than the day before the tenth anniversary of the Date of Grant.

5.2	Bad Leaver

In the event that the Option Holder is a Bad Leaver, the Option, whether Vested and unexercised or Unvested shall lapse immediately on the date upon which the Option Holder ceases to be a Service Provider, or in the case of gross misconduct, on the date of occurrence of such misconduct.

5.3	Good Leaver

In the event that the Option Holder is a Good Leaver:

(a)	the Option shall be exercisable, to the extent Vested as at the date the Option Holder ceases to be a Service Provider, within 90 days of ceasing to be a Service Provider (or any longer period as determined by the Directors);

(b)	the Option to the extent Unvested shall lapse immediately on the date upon which the Option Holder ceases to be a Service Provider, unless the Directors in their discretion determine before cessation that the Unvested Option may be exercised within 90 days of ceasing to be a Service Provider (or any longer period as determined by the Directors).

5.4	Death of the Option Holder

If the Option Holder dies the Option shall be exercisable to the extent Vested by the Personal Representatives (and the Unvested portion shall lapse) provided that the Option shall only be exercisable within 12 months of the Option Holder’s death.

6.	Exercise of the Option

6.1	Procedure on exercise

The Option shall be exercisable, in whole or in part, by the delivery to the secretary of the Company of the following:

(a)	the Option Deed covering at least all of the Shares over which the Option is then to be exercised;

(b)	the Notice of Exercise in the prescribed form duly completed and signed by the Option Holder (or by his duly authorised agent);

(c)	if required by the Directors, a signed Section 431 Election;

(d)	payment (in such manner as the Directors shall permit) of a sum equal to the aggregate Option Price for the number of Shares over which the Option is to be exercised;

(e)	payment (in such manner as the Directors shall permit) of any Tax Liability in accordance with clause 6.4; and

(f)	if and to the extent that existing shareholders in the Company are subject to restrictions on the exercise of any rights attaching to their Shares in the Company as embodied in a shareholders’ agreement or other such document, is accompanied by a deed of adherence in a form acceptable to the Company and executed by the Option Holder whereby the Option Holder agrees to be bound by the terms of such shareholders’ agreement or other such document.

6.2	Issue or transfer of Shares

The Company shall issue or procure the transfer of Shares to be allotted or transferred pursuant to the exercise of the Option to the Option Holder such number of Shares within 30 days following the effective date of exercise of the Option.

6.3	Shares issued pursuant to this Option Deed will rank pari passu in all respects with the Shares then already in issue except that they and any Shares transferred pursuant to this Option Deed will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of receipt of the Notice of Exercise of the Option pursuant to clause 6.1.

6.4	Deductions

(a)	Where in relation to the Option, the Company or any Group Company (“the Relevant Company”) is liable, or is in accordance with current practice believed to be liable under any statute or regulation or otherwise, to account to any revenue or other authority for sums in respect of a Tax Liability in relation to the Option, the Option Holder shall indemnify and shall keep indemnified the Relevant Company for the Tax Liability and the Option Holder shall pay the Relevant Company a sum equal to the Tax Liability immediately upon written notice of the quantum of the said liability.

(b)	Notwithstanding the above, the Company may impose such conditions upon the exercise of the Option as are necessary to ensure that the Relevant Company is able to meet any or all of such liabilities, including, without limitation, a condition that no exercise may take place unless the Option Holder has provided the Relevant Company with cash funds sufficient to meet such Tax Liability, or has entered into arrangements acceptable to the Relevant Company to secure that such cash funds are available, or to allow the Relevant Company to deduct the amount of such Tax Liability from any cash amounts (including salary and bonuses) which may become payable to the Option Holder by any Group Company.

(c)	If the Option Holder shall fail to make payment to the Relevant Company immediately upon receipt of a written notice in accordance with clause 6.4(a) then the Option Holder shall be liable to make good any amount outstanding on demand.

7.	Lapse of the Option

7.1	General

The Option shall immediately cease to be exercisable and shall lapse on the earliest of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the date upon which the Option Holder ceases to be a Service Provider in the event that the Option Holder is a Bad Leaver;

(c)	the expiry of the periods in clause 5.3, except that if the Option Holder dies during the exercise period specified in clause 5.3, the Option shall not lapse by reason of this clause 7.1 until the first anniversary of the Option Holder’s death, if later;

(d)	in the event of the Option Holder’s death, the first anniversary of the Option Holder’s death;

(e)	subject to clause 9.1, the expiry of any of the periods referred to in clause 8;

(f)	the date on which it is purported to be transferred or assigned (other than by reason of death in accordance with clause 5.4), mortgaged, charged or otherwise disposed of by the Option Holder;

(g)	the presentation of any petition to any court of competent jurisdiction by which an order is sought for the bankruptcy of the Option Holder;

(h)	upon the Option Holder making an application for an interim order or any proposal for a voluntary arrangement within Part VIII of the Insolvency Act 1986;

(i)	upon the Option Holder proposing any form of compromise with his creditors or any class of creditors; and

(j)	the date on which the Option Holder is deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law or by the Option Holder doing or omitting to do anything which causes him to be so deprived.

8.	Takeover, Reconstruction, Liquidation and Sale of the Business

8.1	General Offer

If any person obtains Control of the Company as a result of:

(a)	making an offer to acquire the whole of the issued share capital of the Company which is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or

(b)	making a general offer to acquire all the shares in the Company which are of the same class as those to which the Option relates;

(c)	negotiating a share sale and purchase agreement with the shareholders of the Company which contemplates that the person will obtain Control of the Company on completion;

(“a General Offer”), the Option may be exercised to the extent set out in clause 8.2, in accordance with the provisions of clause 8.3.

8.2	The Option may be exercised under clause 8.1 to the extent Vested (including the additional portion which shall Vest as provided for in the Vesting Schedule) as at the date of such Offer or other event under this clause 8.

8.3

(a)	if the Directors (acting on behalf of the Company) notify the Option Holder as soon as practicable of the fact that such person has made an offer under clause 8.1 (the “Notification”) which may result in that person obtaining Control of the Company (and for the purposes of this clause 8.3(a) the time that Control is obtained shall be referred to as the “Unconditional Time”), the Option Holder may deliver his Notice of Exercise and the aggregate Option Price (under the procedure in clause 6.1) at any time in the period commencing on the Option Holder’s receipt of the Notification and ending immediately before the Unconditional Time, and any Notice of Exercise delivered in accordance with this clause 8.3(a) shall be exercised immediately before the Unconditional Time and, on expiry of the said period the Option (to the extent not exercised in accordance with this clause 8.3(a)) shall lapse; or

(b)	in the event that no Notification is made (as permitted by clause 8.3(a)), the Option may be exercised within 90 days of such change of Control. The Option shall not be exercisable after 90 days from the date of the change of Control but may still be released under clause 9 within the period of six months following the change of Control of the Company and on the expiry of the said six month period the Option shall lapse.

For the avoidance of doubt, where a Notification is made in clause 8.3(a) and the Directors become aware that the proposed General Offer will not proceed, the Directors shall return the Notice of Exercise and the aggregate Option Price to the Option Holder, and no exercise of the Option shall be treated as having occurred in relation to such offer under this clause 8.3.

8.4	Control

For the purposes of clause 8.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

8.5	Compromise

If any person obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act (“a Compromise”), the Option may be exercised to the extent set out in clause 8.2 within 90 days of the court sanctioning the Compromise. The Option shall not be exercisable after the said 90 days but may still be released under clause 9 within the period of six months following the court sanction of the Compromise and, on the expiry of the said six month period, the Option shall lapse.

8.6	Squeeze out provisions

If any person becomes bound or entitled to acquire shares under Chapter 3, Part 28 of the Companies Act, the Option may be exercised to the extent set out in clause 8.2 at any time when that person remains so bound or entitled.

8.7	Liquidation

In the event that a general meeting of the Company is called at which it is proposed to pass a resolution for the members’ voluntary winding up of the Company, the Company shall notify the Option Holder as soon as practicable of this fact. The Option may be exercised to the extent set out in clause 8.2 during the period of such notice (such exercise being conditional on such resolution being passed and taking effect immediately thereafter) and such portion of the Option not otherwise exercised before such resolution has been passed shall thereupon lapse. Where the Option Holder has exercised the Option pursuant to this clause 8.7 and the resolution referred to above has been passed then (subject to the consent of the Company’s liquidator where such is required by section 88 of the Insolvency Act 1986) the exercise of the Option shall take effect immediately and the Option Holder shall be entitled to share in the assets of the Company with the existing shareholders in the same manner as the Option Holder would have been entitled had the Option Holder been the registered owner of the relevant Shares before the resolution was passed. For the avoidance of doubt, this clause 8.7 will not apply to a creditors’ voluntary winding up.

8.8	Reorganisation

An Option may not be exercised under clause 8.1 if the Offer is part of a reorganisation so that the shareholders of the Acquiring Company hold their shares in the Acquiring Company in the same proportions as they held their shares in the Company.

8.9	Sale of Business

The Option may be exercised to the extent set out in clause 8.2 within 90 days of a Sale of the Business and the Company shall notify the Option Holder as soon as practicable of this fact.

8.10	Admission to Listing

If the Company’s shares are admitted to listing on the Main Market of the London Stock Exchange, AIM or to any other securities exchange, the Option shall continue to Vest in accordance with the Vesting Schedule and the Option may be exercised to the extent Vested during such periods as the Directors shall determine in their discretion.

9.	Replacement Option

9.1	Grant of Replacement Option

If any company (“the Acquiring Company”):

(a)	obtains Control of the Company as a result of making a General Offer in accordance with clause 8.1; or

(b)	obtains Control of the Company as a result of a Compromise in accordance with clause 8.5; or

(c)	becomes bound or entitled to acquire the Shares under Chapter 3, Part 28 of the Companies Act in accordance with clause 8.6, or

(d)	obtains all the Shares as a result of a Qualifying Exchange within clause 9.3,

the Option Holder may at any time within the period set out in clause 9.2, by agreement with the Acquiring Company, release the Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which relates to shares in the Acquiring Company and qualifies as a Replacement Option as set out in clauses 9.4 and 9.5.

9.2	Period within which Replacement Option to be granted

The New Option must be granted within the following periods:

(a)	if the change of Control is by reason of a general offer in accordance with clause 8.1, the period of six months beginning with the time when the person making the offer has obtained control of the Company and any condition subject to which the offer is made is satisfied;

(b)	if the change of Control is by reason of a Compromise (in accordance with clause 8.5) or a Qualifying Exchange the period of six months beginning with the time when the Acquiring Company obtains Control of the Company whose shares are subject to the Old Option;

(c)	if the change of Control occurs under Chapter 3, Part 28 of the Companies Act, the period during which the Acquiring Company remains bound or entitled in accordance with those procedures.

9.3	Exchange of Shares

(a)	An exchange of shares will be treated as a Qualifying Exchange where arrangements are made in accordance with which a company (“the New Company”) acquires all the shares (“Old Shares”) in another company (“the Old Company”) and the following conditions are met:

(i)	that the consideration for the Old Shares consists wholly of the issue of shares (“New Shares”) in the New Company;

(ii)	that New Shares are issued in consideration of Old Shares only at times when there are no issued shares in the New Company other than:

(A)	subscriber shares, and

(B)	New Shares previously issued in consideration of Old Shares;

(iii)	that the consideration for New Shares of each description consists wholly of Old Shares of the corresponding description;

(iv)	that New Shares of each description are issued to the holders of Old Shares of the corresponding description in respect of, and in proportion to, their holdings; and

(v)	that by virtue of section 127 of the Taxation of Chargeable Gains Act 1992 as applied by section 135(3) of that Act, the exchange of shares is not treated as involving a disposal of the Old Shares or an acquisition of the New Shares.

(b)	For the purposes of this clause Old Shares and New Shares are of a corresponding description if, on the assumption that they were shares in the same company, they would be of the same class and carry the same rights, and references to “shares”, except in the expression “subscriber shares”, includes securities.

9.4	Qualifying requirements for Replacement Option

A New Option qualifies as a Replacement Option only if:

(a)	the total Market Value, immediately before the release, of the Shares which were subject to the Old Option is equal to the total Market Value, immediately after the grant, of the Shares in respect of which the New Option is granted; and

(b)	the total amount payable by the Option Holder for the acquisition of shares in pursuance of the New Option is equal to the total amount that would have been payable for the acquisition of shares in pursuance of the Old Option.

9.5	Where, in accordance with this clause 9, the Option is released and a New Option granted, the New Option shall not be exercisable in accordance with clause 8 by virtue of the event which gave rise to the New Option being granted.

10.	Loss of Position as Service Provider

10.1	The grant of the Option does not form part of the Option Holder’s entitlement to remuneration or benefits pursuant to his service contract nor does the existence of a service contract between a Service Provider and any company give such Service Provider any right or entitlement to have an Option granted to him in respect of any number of Shares or any expectation that an Option might be granted to him whether subject to any conditions or at all and the grant of the Option shall not give him any entitlement or expectation that further Options will be granted.

10.2	The rights and obligations of the Option Holder under the terms and conditions of his service contract shall not be affected by his entering into this Option Deed.

10.3	The Option Holder waives all and any rights to compensation or damages in consequence of the termination of his service contract with any company for any reason whatsoever, whether lawful or not, in so far as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise the Option under this Option Deed as a result of such termination or from the loss or diminution of value of such rights or entitlements. If necessary, the Option Holder’s terms of service contract shall be varied accordingly.

11.	Adjustments

11.1	General rule

The number of Shares over which the Option is granted and the Option Price thereof shall be adjusted in such manner as the Directors shall determine following any capitalisation issue, rights issue, subdivision, consolidation or reduction of share capital of the Company or any other variation of share capital to the intent that (as nearly as may be) the total Option Price multiplied by the number of Shares that is payable in respect of the Option shall remain unchanged.

11.2	Reduction of Option Price to below nominal value

Subject to clause 11.3 below, an adjustment may be made under clause 11.1 above which would have the effect of reducing the Option Price of unissued shares to less than the nominal value of a Share, but only if, and to the extent that, the Directors shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the aggregate nominal value of the Shares in respect of which the Option is exercisable exceeds the aggregate adjusted Option Price, so that on exercise of the Option in respect of which the Option Price has been reduced, the Directors shall capitalise and apply such sum (if any) as is necessary to pay up the amount by which the aggregate nominal value of the Shares in respect of which the Option is exercised exceeds the aggregate Option Price for such Shares.

11.3	Option over issued and unissued Shares

Where the Option subsists over both issued and unissued Shares, an adjustment permitted by clause 11.2 above, may only be made if the reduction of the Option Price of both issued and unissued Shares can be made to the same extent.

11.4	Administrative steps

The Directors shall notify the Option Holder of any adjustment made under this clause 11 as soon as reasonably practicable and may take such steps and the Company shall execute such documents as it considers necessary to give effect to such adjustment. Furthermore, and without limitation to the generality of the foregoing, the Directors may call in, cancel, endorse, issue or reissue the Option Deed subsequent upon such adjustment.

12.	General

12.1	Notices and documents

(a)	The Option Holder may at the discretion of the Company be sent copies of notices and other documents sent by the Company to its ordinary shareholders generally.

(b)	Any notice or other document required to be given hereunder to the Option Holder shall be delivered to him or sent by first class pre-paid post to him at his home address according to the records of the Company or such other address as may appear to the Directors to be appropriate. Any notice or other document required to be given to the Directors shall be delivered to the Directors or sent by first class pre-paid post to the Directors at the Company’s registered office or such other address as may be determined by the Directors to be appropriate. Notices sent by post to the Option Holder shall be deemed to have been given on the fifth day following the date of posting.

12.2	Disputes

The decision of the Directors in any dispute or question relating to the Option shall be final and conclusive subject to the terms of this Option Deed.

12.3	Governing Law

This Option Deed shall be governed by and construed in accordance with English law.

12.4	Contracts (Rights of Third Parties) Act 1999

Except as expressly provided by the Company, a person who is not the Option Holder or a Company who is not a member of the Group has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any provisions of this Option Deed, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. The Option Holder may not declare himself a trustee of his rights under this Option Deed for the benefit of any third parties.

12.5	Data Protection

The Company or Group Company from time to time will collect, hold and process the Option Holder’s personal information for the purposes of the administration of this Option. The Company will not use such personal information for any purpose other than the administration of the Option, unless the Option Holder’s consent to that use is obtained.

SCHEDULE 1

VESTING SCHEDULE

Vesting Commencement Date:             [●]

The Vesting Schedule is as follows:

(a)	[●] per cent ([●]%) of the Shares shall vest on the first anniversary of the Vesting Commencement Date; and

(b)	the remaining [●]% of the Shares shall vest in equal [monthly] instalments (with rounding up of whole numbers of Shares where necessary) over the next [●] years, so that the Option shall be fully vested on the [●] anniversary of the Vesting Commencement Date.

Further, on the occurrence of an event within rule 12 of the Plan (Takeover, Reconstruction, Liquidation and Sale of the Business) an additional [●]% of the total number of Shares under the Option shall vest.

SCHEDULE 2

NOTICE OF EXERCISE

TO:	The Secretary, Magic Pony Technology Limited

I/We, being the holder or the Personal Representative(s) of the holder,* of the option granted in the Option Deed overleaf (“the Option”):

1.1	hereby exercise the Option to acquire ordinary shares in Magic Pony Technology Limited (“the Shares”) at a price of £[●] per ordinary share, subject to the provisions contained in the Option Deed dated [●] (“the Option Deed”) between Magic Pony Technology Limited and [●];

1.2	enclose a cheque for the total price of the Shares £( ) in favour of Magic Pony Technology Limited (“the Company”) and crossed “a/c payee”, or such other documentation in respect of bridging finance or undertaking to procure payment as may be agreed by the Directors;

1.3	authorise and request you to enter my/our name(s) in the Company’s Register of Members as the holder(s) of the Shares, subject to the Company’s Memorandum and articles of association;

1.4	hereby covenant to pay the Company the amount of any Tax Liability** which may arise as a consequence of or in connection with this exercise of the Option (and, for the purposes of this Notice of Exercise, the expression “Tax Liability” has the same meaning as it has in the Option Deed;

1.5	in order to give effect to this covenant, I/we hereby authorise and appoint the Company as my/our attorney in my/our name(s) and on my/our behalf:

1.6	to sell such number (but no more) of the Shares registered in my/our name(s) as will enable the Company (after payment of all necessary selling expenses and commissions) to recover and retain for itself from the sale proceeds an amount equal to such Tax Liability and then account to me/us for any cash balance remaining, provided that the Company may sell that number of shares at such price or prices as it shall, in its absolute discretion, consider fair and reasonable, and

1.7	generally to sign any stock transfer form or other document or documents which may be required and to do any other thing which the Company shall consider necessary or expedient for carrying out the acts hereby authorised in the same manner and as fully in all respects as I/we could have done personally and I/we hereby undertake to ratify everything which the Company shall do or purport to do by virtue of this power of attorney; and

1.8	request you to send a share certificate in respect of the Shares not sold pursuant to the authority given above (and, if appropriate, a balance option certificate) to me/us at the address given below.

SIGNED and DELIVERED as a DEED BY

Name	Address

Signature

Date

in the presence of:-

Witness’ Name	Address

Witness’ Signature

*	Personal Representatives should enclose an Office Copy of the relevant Grant of Probate or Letters of Administration.
**	Persons exercising the Option should consult with the Company as to whether any Tax Liability is anticipated.

IN WITNESS whereof this Option Deed has been entered into and delivered as a deed on the date shown on the first page

SIGNED as a DEED	)
by MAGIC PONY	)
TECHNOLOGY LIMITED	)
acting by:	)

in the presence of:

Witness signature:

Name:

Address:

Occupation:

SIGNED as a DEED	)
by [●]	)

in the presence of:

Witness signature:

Name:

Address:

Occupation: